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                                                               Exhibit 24(b)(18)




                                   THE KENT FUNDS
                                    (THE "TRUST")

                    PLAN PURSUANT TO RULE 18f-3 FOR OPERATION OF
                                A MULTI-CLASS SYSTEM

                                   I. INTRODUCTION

     On February 23, 1995, the Securities and Exchange Commission (the "Commission") promulgated Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), which permits the creation and operation of a multi-class distribution structure without the need to obtain an exemptive order under Section 18 of the 1940 Act. Rule 18f-3, which became effective on April 3, 1995, requires an investment company to file with the Commission a written plan specifying all of the differences among classes, including the various services offered to shareholders, different distribution arrangements for each class, methods for allocating expenses relating to those differences and any conversion features or exchange privileges. Previously, the Trust operated a multi-class distribution structure pursuant to an exemptive order granted by the Commission on April 6, 1994. On May 5, 1995, the Board of Trustees of the Trust authorized the Trust to operate its current multi-class distribution structure in accordance with Rule 18f-3. This plan for operation of a multi-class system became effective on September 19, 1995 when it was filed with the Commission.

                              II. ATTRIBUTES OF CLASSES

A.  Generally

        The Trust shall initially offer two classes -- Institutional and Investment shares -- of the Money Market Fund, Government Money Market Fund, Michigan Municipal Money Market Fund, Short Term Bond Fund, Intermediate Bond Fund, Income Fund, Limited Term Tax-Free Fund, Intermediate Tax-Free Fund, Tax-Free Income Fund, Michigan Municipal Bond Fund, Index Equity Fund, Growth and Income Fund, Small Company Growth Fund and International Growth Fund (individually, a "Fund," and collectively, the "Funds"). In general, shares of each class shall be identical except for different expense variables (which will result in different returns for each class), certain related rights and certain shareholder services. More particularly, the Institutional and Investment shares of a Fund shall represent interests in the same portfolio of investments of the particular Fund, and shall be identical in all respects, except for: (a) the method of financing certain class expenses that may be imposed upon a particular class of shares and which are limited to (i) incremental transfer agent fees identified by the transfer agent as being attributable to a specific class of shares; (ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxies to current shareholders of a specific class of

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shares; (iii) expenses under a Distribution Plan and/or a Service Plan approved by the Board of Trustees (individually a "Plan"); and (iv) any other expenses subsequently identified as properly allocable to one class so long as any changes in expense allocations are reviewed and approved by a vote of a majority of the Board of Trustees, including a majority of the "non-interested" Trustees; (b) the fact that the classes shall vote separately on matters which pertain to a Fund's Plan(s) and any other matter submitted to shareholders which relates solely to one class of shares; (c) the different exchange privileges and other shareholder services relating to each class of shares; and
(d) the designation of each class of shares.

B. Distribution Arrangements, Expenses and Sales Charges

        INVESTMENT SHARES

        Investment shares of the Funds shall be offered to the general public and shall initially be subject to a distribution fee payable pursuant to a Distribution Plan. Payments under a Distribution Plan shall not initially exceed 0.25% (on an annualized basis) of the average daily net assets attributable to the Investment shares of a Fund. Investment shares shall be offered without a sales charge.

        Services under a Distribution Plan may include: (a) the distribution of shares and the forwarding of sales literature and advertising to investors; and
(b) the following support services: (i) establishing and maintaining accounts and records; (ii) processing dividend and distribution payments; (iii) providing information periodically to investors regarding their positions; (iv) arranging for bank wires; (v) responding to investors' inquiries concerning their investments; (vi) accounting or subaccounting assistance; (vii) assisting in processing exchange and redemption requests; (viii) assisting investors in changing dividend options, account designations and addresses; and (ix) providing such other similar personal services to shareholders as the Trust's Distributor may reasonably deem necessary.

        INSTITUTIONAL SHARES

        Institutional shares of the Funds shall be offered to financial or other institutions for the benefit of fiduciary, agency or custodial accounts. Institutional shares shall be offered without a sales charge and shall not initially be subject to a distribution and/or shareholder service fee payable pursuant to a Plan.

C. Exchange Privileges

        Shareholders shall be generally permitted to exchange shares of a Fund for the same class of shares of any of the other


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investment portfolios offered by the Trust. Institutional Shares of a Fund may be exchanged for Investment Shares of the same Fund when the Institutional Shares are distributed to the underlying beneficial owners of trust accounts, 401(k) plans and other fiduciary or agency accounts.

D. Shareholder Services

        1.   Automatic Investment Plan

        INVESTMENT SHARES

        Investment shares shall initially offer an automatic investment plan whereby a shareholder may automatically make purchases of shares of a Fund on a regular, periodic basis.

        INSTITUTIONAL SHARES

        Institutional shares shall not initially offer an automatic investment plan.

        2.   Automatic Withdrawal Plan

        INVESTMENT SHARES

        Investment shares shall initially offer a systematic withdrawal plan which allows shareholders to arrange for regular monthly or quarterly fixed withdrawal payments, if an account has a value of at least $10,000.

        INSTITUTIONAL SHARES

        Institutional shares shall not initially offer an automatic withdrawal plan.

        3.   Direct Deposit

        INVESTMENT SHARES

        Investment shares shall initially offer a direct deposit option which allows shareholders to make regular investments in a Fund account by authorizing direct deposit of their payroll, Social Security or Supplemental Security Income check.

        INSTITUTIONAL SHARES

        Institutional shares shall not initially offer a direct deposit option.


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        4.  Tax-Sheltered Plans

        INVESTMENT SHARES

        Investment shares shall initially offer tax-sheltered plans for all Funds except the Limited Term Tax-Free Fund, Intermediate Tax-Free Fund, Tax-Free Income Fund, Michigan Municipal Bond Fund, and Michigan Municipal Money Market Fund.

        INSTITUTIONAL SHARES

        Institutional shares shall not initially offer a tax-sheltered plan.

E.  Methodology for Allocating Expenses Between Classes

        In allocating expenses a determination shall be made as to which expenses are class level and which expenses are Fund level.

        Prior to determining the day's net asset value or dividends/distributions, the following expense items must be calculated as indicated:

        1.   Advisory and Administration Fee

        The current day's accrual shall be calculated using the beginning of the day's net assets of the Fund, and shall be allocated to each class. The effective rate used is based on the combined net assets of all classes of shares.

        2.  Distribution Fee

        The current day's accrual shall be calculated using the beginning of the day's net assets for shares subject to a 12b-1 fee, based on the rates as stated in the Fund's current prospectus, subject to the limits in the applicable Distribution Plan. 12b-1 fees shall not be charged to the Institutional shares of a Fund.

        3.  Other Class Specific Expenses

        Separate daily accruals shall be made for each class based on existing budgets attributable to each such class.

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          4.  OTHER FUND EXPENSES (INCLUDING A FUND'S SHARE OF TRUST LEVEL
              EXPENSES)

          Daily accruals shall be determined from expense budgets and will be allocated to each class based on the relative net assets of each class.

Revised:  February 12, 1996
          April 29, 1997


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